Exhibit 10.8

[Citizens Community Federal Letterhead]	P.O. Box 218	Altoona, Wisconsin 54720	715.836.9994	Fax 715.830.4086

October 31, 2012

Mr. David B. Westrate

Compensation Committee Chairman

Citizens Community Federal

2174 EastRidge Center

Eau Claire, WI 54701

Mr. Edward H. Schaefer

4540 Meadowbrook Court

Eau Claire, WI 54701

Dear Edward:

We are pleased to offer you an extension of the employment agreement dated July 1, 2010. All terms of the agreement will stay unchanged with the exception of page 2 “Term.” The term of the Agreement will be extended from December 31, 2013, to December 31, 2014.

All your efforts on behalf of Citizens Community Federal are much appreciated. We look forward to continued success under your leadership.

Sincerely,

/s/ David B. Westrate
David B. Westrate Chairman of the Compensation Committee Citizens Community Bancorp, Inc.

Acceptance:	/s/ Edward H. Schaefer
Edward H. Schaefer, President and CEO
Date: October 29, 2012